EXHIBIT 99.1

NEWS RELEASE for August 7, 2007

BIOLASE REPORTS SECOND QUARTER AND FIRST HALF 2007 RESULTS

20% Sequential Growth in Total Revenues vs. First Quarter 2007

IRVINE, CA (August 7, 2007) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, today reported operating results for its second quarter and first six months ended June 30, 2007.

Second Quarter 2007 Results

Net revenue for the quarter ended June 30, 2007 rose 14 percent to $18.2 million, up from $15.9 million in the second quarter of 2006. Gross profit for the second quarter of 2007 improved to 55 percent of net revenue as compared with 48 percent of net revenue in the same period of 2006. Operating expenses in the 2007 second quarter increased by nine percent, or $943,000, to $10.9 million from $10.0 million in the second quarter of 2006. Net loss for the quarter ended June 30, 2007 narrowed to $901,000, or $0.04 per diluted share, compared with a net loss of $2.4 million, or $0.10 per diluted share, for the second quarter of 2006.

President and CEO Jeffrey W. Jones commented, “In the second quarter we made solid progress in growing our revenues, highlighted by approximately 16 percent unit growth in domestic sales of the Waterlase™ MD system as compared to the second quarter of 2006, and sales of our newly-introduced ezlase™ diode laser system. When compared to the first quarter of this year, total revenue increased more than 20 percent sequentially and domestic unit sales of the Waterlase MD were up 23 percent sequentially, which we believe resulted primarily from improving traction with the sales representatives of our U.S. distribution partner, Henry Schein, Inc.”

Mr. Jones continued, “We expect that the progress we made during the first half of the year, including key hires in our sales force, the introduction of new revenue streams and continued steady progress in developing a strong and successful distribution partnership with the Schein organization, will lead to a continuation of the positive trends and a return to profitability in the second half of the year.”

First Half 2007 Results

Net revenue for the six months ended June 30, 2007 was $33.2 million compared with $32.8 million for the same period in 2006. Gross profit for the first half of 2007 improved to 55 percent of net revenue as compared with 50 percent of net revenue in the same period of 2006. Operating expenses for the first six months of 2007 and 2006 were $20.9 million and $21.0 million, respectively. Net loss for the six months ended June 30, 2007 narrowed to $2.6 million, or $0.11 per diluted share, compared with a net loss of $4.7 million, or $0.20 per diluted share, for the six months ended June 30, 2006.

Conference Call
As previously announced, the Company will host a conference call today at 9:00 a.m. Eastern Time to discuss its operating results for the second quarter ended June 30, 2007 and to answer questions. To listen to the conference call live via the internet, visit the Investors section of the BIOLASE website at www.biolase.com. Please go to the website 15 minutes prior to the call to register, download and install the necessary audio software. A replay will be available on BIOLASE’s website.

To listen to the conference call live via telephone, please dial (800) 632-4307 from the U.S. or, for international callers, please dial (973) 935-8761, approximately 10 minutes before the start time. A telephone replay will be available for two days by dialing (877) 519-4471 from the U.S., or (973) 341-3080 for international callers, and entering passcode number 9046993.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies that advance the practice of dentistry and medicine. The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. Other products under development address ophthalmology and other medical and consumer markets.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jeffrey W. Jones, President & CEO; Richard L. Harrison, Executive Vice President and CFO of BIOLASE Technology, Inc., +1-949-361-1200; or Jill Bertotti, of Allen & Caron, +1-949-474-4300.

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- TABLE FOLLOWS -

BIOLASE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Products and services revenue	$17,148	$15,816	$31,248	$32,600
License fees and royalty revenue	1,029	91	1,989	187

Net revenue	18,177	15,907	33,237	32,787
Cost of revenue	8,167	8,350	15,090	16,466

Gross profit	10,010	7,557	18,147	16,321

Other (loss) income, net	—	(5)	—	11

Operating expenses:
Sales and marketing	6,934	5,903	13,327	11,983
General and administrative	2,802	2,867	5,179	6,156
Engineering and development	1,197	1,272	2,407	2,470
Patent infringement legal settlement	—	(52)	—	380

Total operating expenses	10,933	9,990	20,913	20,989

Loss from operations	(923)	(2,438)	(2,766)	(4,657)
Non-operating income, net	134	23	323	40

Loss before income tax provision	(789)	(2,415)	(2,443)	(4,617)
Income tax provision	112	21	181	103

Net loss	$(901)	$(2,436)	$(2,624)	$(4,720)

Net loss per share:
Basic	$(0.04)	$(0.10)	$(0.11)	$(0.20)
Diluted	$(0.04)	$(0.10)	$(0.11)	$(0.20)

Shares used in the calculation of net loss per share:
Basic	23,841	23,326	23,816	23,299
Diluted	23,841	23,326	23,816	23,299

BIOLASE TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except per share amounts)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$11,972	$14,676
Accounts receivable, less allowance of $1,133 and $1,357 in 2007 and 2006, respectively	11,647	15,193
Inventory, net	8,812	7,774
Prepaid expenses and other current assets	1,313	1,346

Total current assets	33,744	38,989
Property, plant and equipment, net	4,458	4,851
Intangible assets, net	1,290	1,469
Goodwill	2,926	2,926
Deferred tax asset	38	35
Other assets	309	308

Total assets	$42,765	$48,578

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,557	$7,699
Accrued liabilities	6,514	8,560
Deferred revenue, current portion	5,618	5,431

Total current liabilities	17,689	21,690
Deferred tax liabilities	308	271
Deferred revenue, long-term	3,444	4,278
Other liabilities, long-term	509	373

Total liabilities	21,950	26,612

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000 shares authorized, 25,849 and 25,741 shares issued and 23,885 and 23,777 shares outstanding in 2007 and 2006, respectively	26	26
Additional paid-in capital	112,563	111,415
Accumulated other comprehensive gain	589	108
Accumulated deficit	(75,964)	(73,184)

	37,214	38,365
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity	20,815	21,966

Total liabilities and stockholders’ equity	$42,765	$48,578

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